Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ADTRAN HOLDINGS, INC.

ADTRAN Holdings, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”) does hereby certify:

FIRST: The name of the Corporation is ADTRAN Holdings, Inc.

SECOND: The Board of Directors of the Corporation duly adopted resolutions approving the following amendment to the Amended and Restated Certificate of Incorporation of the Corporation (the “Amended and Restated Certificate of Incorporation”), declaring such amendment advisable and that such amendment be submitted to the stockholders of the Corporation for their consideration at the next annual meeting of stockholders.

THIRD: The following amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

FOURTH: Section 7.1 of the Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety as follows:

Section 7.1. Limitation of Liability. To the fullest extent permitted by law, no director or officer of the Corporation shall be personally liable for monetary damages for breach of fiduciary duty as a director or officer. Without limiting the effect of the preceding sentence, if the DGCL is hereafter amended to authorize the further elimination or limitation of the liability of a director or officer, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

No amendment, repeal or elimination of this Section 7.1, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Section 7.1, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director or officer of the Corporation existing at the time of such amendment, repeal, elimination or adoption of such an inconsistent provision.

FOURTH: All other provisions of the Amended and Restated Certificate of Incorporation shall remain in full force and effect.

FIFTH: This Certificate of Amendment shall become effective upon filing.

IN WITNESS WHEREOF, this Certificate of Amendment to Amended and Restated Certificate of Incorporation of the Corporation has been executed by a duly authorized officer on this 13th day of May, 2026.

ADTRAN Holdings, Inc.

By: /s/ Timothy Santo____________

Name: Timothy Santo

Title: Senior Vice President – Finance and Chief Financial Officer, Treasurer, and Principal Accounting Officer